Guide to Reading the Participant Statement


Enclosed in this package is your Participant Statement which contains information regarding your individual stock options for exchange through the Voluntary Exchange Offer (VEO). The Participant Statement contains valuable information that should help you make an informed decision about the VEO and whether to participate. The key to reading and interpreting your Participant Statement is understanding how stock options are categorized and the definition of terms. Each of the major field headings on the Participant Statement that contain your specific information are defined below and will guide you as you read your statement.

Before you begin it is important to be aware of what stock option grants are included in your Participant Statement. The VEO only applies to stock option awards granted prior to January 1, 2006 (outstanding RSU grants are not eligible for exchange through the VEO). Therefore, you may have stock option or RSU awards that are not reflected in your statement because they are not eligible to be exchanged through the VEO.


Statement Organization

At the top of the Participant Statement are your name, home address, employee ID number and division. Please review this information carefully as it was used to populate your Participant Statement. If this information is incorrect, please contact your local HR representative immediately.

Optionee Grants:  Out-of-the-Money and In-the-Money
The Participant Statement lists all eligible out-of-the-money and in-the-money option grants separately because you have two decisions to make:
     1. Whether to exchange all or none of your out-of-the-money stock options, and
     2.   Whether to exchange all or none of your in-the-money stock options.

For purposes of the VEO, stock option grants are being categorized as being out-of-the-money or in-the-money based on the reference price established for the CBS Corporation Class B Common Stock which is defined below.

The price of CBS Corporation Class B Common Stock fluctuates from day-to-day and even within the course of the same day. Therefore, it is possible that the price of CBS Corporation Class B Common Stock at any given time would be higher or lower than the reference price indicated on your Participant Statement and may impact whether a particular stock option grant is technically out-of-the-money or in-the-money. However, this reference price will not change throughout the VEO, regardless of any fluctuations in the CBS Corporation Class B Common Stock price during the VEO. Therefore, your out-of-the-money and in-the-money grants will be as set forth on your Participant Statement.

Because the fluctuating share price could affect your decision to exchange eligible out-of-the-money or in-the-money stock option grants, you may wish to discuss its effect on the value of


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your stock options with an Ernst & Young representative through the VEO
Information Line. Additionally, you may also choose to exercise all or part of the exercisable portion of any stock option grant during the offer period and elect to exchange the remaining portion through the VEO. You can reach the VEO Information Line by calling toll-free at (800) 259-3638 or (201) 872-5800 from an international location.


Statement Fields

Grant Date
----------
The date the stock option was granted.

Grant Expiration
----------------
Subject to the terms and conditions of the grant, the last day the stock option can be exercised.

Grant Type
----------
There are different types of stock option awards:
o    NQ - Nonqualified stock options
o    ISO - Incentive stock options

Grant Price
-----------
The market price at which the stock option was granted.

Options Exercisable
-------------------
The number of stock options that have vested and can be exercised.

Options Unexercisable
---------------------
The number of outstanding stock options that have not vested and are not yet available for exercise due to vesting or holding requirements. The date these options will become exercisable is included.

Options Eligible for Exchange
-----------------------------
For both out-of-the-money and in-the-money stock option grants, the total number of stock options by grant that are available to be exchanged through the VEO.

Black-Scholes Value
-------------------
The Black-Scholes valuation method is a commonly-used stock option pricing model. It uses assumptions including expected life, volatility, the risk-free rate and the dividend yield. The formula was applied to each out-of-the-money and in-the-money option grant to determine the Black-Scholes value for each stock option.

Total Value Eligible for Exchange
---------------------------------
This is the Black-Scholes value multiplied by the number of stock options eligible for exchange for each grant.




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Exchange Rate
-------------
Through the VEO, participants can elect to receive a number of restricted shares or RSUs equal to 75 percent of the Total Value Eligible for Exchange of tendered stock options.

Total Value Post Exchange
-------------------------
The Total Value Post Exchange is the value equal to the Total Value Eligible for Exchange multiplied by the Exchange Rate.

Reference Price
---------------
The Reference Price is the average of the closing prices of CBS Corporation Class B Common Stock on the New York Stock Exchange for the five consecutive trading days ending on the fifth trading day preceding the commencement of the VEO. The Reference Price was set on April 26, 2006, based on the scheduled commencement of the VEO on May 3, 2006. The Reference Price for CBS Corporation Class B Common Stock is $24.9340.

Number of Restricted Shares*
----------------------------
The total number of restricted shares you will receive in exchange for a stock option grant if you elect to participate in the VEO. If the number results in a fraction, the total number is trunctuated.

Number of RSUs*
---------------
The total number of RSUs you will receive in exchange for a stock option grant if you elect to participate in the VEO. If the number results in a fraction, the total number is trunctuated.

* For tax reasons, employees who are not U.S. taxpayers will be offered the opportunity to exchange stock options for RSUs rather than restricted shares in the VEO.


Legal Notices
The underlying plan for the Voluntary Exchange Offer is subject to shareholder approval. The Voluntary Exchange Offer will be governed by the actual terms and conditions which will be set forth in the Offer to Exchange provided to you at the commencement of the offer.

CBS Corporation ("CBS") has not commenced the Voluntary Exchange Offer to which this communication pertains. Holders of CBS stock options are strongly advised to read the Offer to Exchange that will be filed on Schedule TO (Tender Offer) and other documents related to the Voluntary Exchange Offer to be filed with the Securities and Exchange Commission when they become available because they will contain important information. Holders of CBS stock options may obtain copies of these documents for free, when available, at the Securities and Exchange Commission website at www.sec.gov or from CBS's Human Resources department.




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